Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

9% SECURED PROMISSORY NOTE

$ _______	Brooklyn, New York
__________, 2020

FOR VALUE RECEIVED, SG Blocks, Inc., a Delaware corporation (the “Company”), with its principal place of business at 195 Montague Street, 14th Floor, Brooklyn, New York 11201, its successors and assigns (the “Company”), promises to pay to the order of ___________________(“Payee”), having an address at ________________________________, the principal sum of _______________ Dollars ($___,000) on July 31, 2023 (the “Maturity Date”), together with interest on the principal amount hereof at the rate of 9% per annum, payable semi-annually, commencing on July 31, 2020. Payments on both principal and interest are to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

1. This Note is secured by and entitled to the benefit of a first priority lien granted by the Company on certain assets of the Company, as set forth in a Pledge and Security Agreement, dated as of the date hereof, between the Payee and the Company (the “Pledge Agreement”), to which Pledge Agreement reference is hereby made for a description of the collateral accepted as security for this Note, and the nature and extent of the security and the rights of the Payee.

2. This Note is one of a series of up to Four Hundred Thousand Dollars ($400,000) of notes being issued by the Company to investors (the “Investors”). This Note and all obligations hereunder, and the other Notes issued as part of this series to the Investors and all obligations thereunder, respectively, shall rank pari passu with each other and shall be senior in right of payment to all other indebtedness of the Company.

3. As used herein, a “Default” means a material default by the Company of this Note, the Note Purchase Agreement dated the date hereof between the Company and Payee, or the Pledge Agreement issued by the Company to Payee on the date hereof. Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of eighteen percent (18%) per annum; provided, however, that in the event such interest rate would violate any applicable usury law, the default rate shall be the highest lawful interest rate permitted under such usury law. Upon the occurrence of a Default and receipt of written notice by the Company from Payee of such Default, the principal and interest due hereunder shall be immediately due and payable by the Company to Payee.

4. Presentment, demand, protest or notice of any kind are hereby waived by the Company. The Company may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to the Company.

5. All rights and remedies of Payee under this Note are cumulative and in addition to all other rights and remedies available at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently. Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

6. The Company agrees to pay all reasonable costs of collection, including attorneys’ fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys’ fees shall be such amount as the court shall adjudge reasonable.

7. This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of New York.

8. This Note shall be subject to prepayment, at the option of the Company, in whole or in part, at any time and from time to time, without premium or penalty.

9. This Note or any benefits or obligations hereunder may not be assigned or transferred by the Company.

SG BLOCKS, INC.

By:
Paul M. Galvin
Chairman and CEO